Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

November 19, 2004

(432) 620-0300

KEY ENERGY PROVIDES SELECT FINANCIAL DATA

MIDLAND, TX, November 19, 2004 – Key Energy Services, Inc. (NYSE: KEG) today announced select financial data for the quarter ended September 30, 2004 and prior period.  The Company is providing this information to investors as part of the consent from the holders of the Company’s 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008.  The information is set forth in the tables below.  The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

ACTIVITY UPDATE

As discussed in the press release issued and conference call held on November 11, 2004, activity levels for the Company’s operations remain strong.  Rig hours for the September 2004 quarter totaled approximately 672,638, an increase of 3.1% from the June 2004 quarter.   Activity levels are expected to decline during the December 2004 quarter due to seasonal factors including less daylight hours, fewer working days and the impact of holidays.

SELECT FINANCIAL DATA

	Quarter Ended	Quarter Ended
	9/30/04	9/30/03
	(In thousands - Unaudited)	(In thousands - Unaudited)

Select Operating Data:
Revenues
Well servicing	$253,895	$224,251
Contract drilling	23,746	18,819
Other	552	312
Total revenues	$278,193	$243,382
Costs and Expenses
Well servicing	$171,239	$154,565
Contract drilling	17,963	13,676
General and administrative	35,827	24,974
Interest (2)	13,265	12,726

	9/30/04	12/31/03
	(In thousands - Unaudited)	(In thousands - Unaudited)

Select Balance Sheet Data:
Current Assets
Cash and cash equivalents	$8,976	$102,771

Accounts receivable, net of allowance for doubtful accounts	202,965	155,974
Inventories	18,523	15,565
Prepaid expenses and other current assets	19,922	15,719
Total current assets	$250,386	$290,029

Current Liabilities
Accounts payable	48,087	44,545
Other accrued liabilities	72,574	48,694
Accrued interest	6,295	16,008

Current portion of long-term debt and capital lease obligations	4,783	24,307
Total current liabilities	$131,739	$133,554

Long-term debt, less current portion	$468,938	$520,871
Capital lease obligations, less current portion	9,565	11,178
Deferred Revenue	590	722
Non-current accrued expenses	41,150	36,657

(1)          Capital expenditures were approximately $16,683,000 and $21,834,000 for the quarters ended September 30, 2004 and 2003, respectively.

(2)          Interest expense includes amortization of deferred debt issue costs, discount and premium of $521,000 and $892,000 for the quarters ended September 30, 2004 and 2003, respectively.

The information herein represents the results for only one quarter and prior period;, and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2004.  The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2004 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements; risks affecting activity levels for rig hours, including demand for the Company’s services and pricing; the impact of professional and other costs related to the restatement process, SEC investigation and pending litigation; the risk that the Company may not be able to complete the restatement process and audit and file financial statements before December 31, 2004; and the risk that the Company will not be able to obtain additional waivers or consents from lenders and equipment lessors if it is unable to file financial statements with the SEC by December 31, 2004.   Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files with the Securities and Exchange Commission.